200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION ANNOUNCES NEW EQUITY INVESTMENTS AND IMPROVED CAPITAL AVAILABILITY

Ft. Lauderdale, FL, March 6, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, today announced the sale of more than $2.5 million in equity securities and the improvement of credit availability under its newly extended bank facility.

The Company issued $2.52 million in equity securities, consisting of 4,587 shares of Series A Preferred Stock. Holders of the short-term promissory notes issued by the Company on November 19, 2007 converted the entire $2 million principal balance of the notes, plus a portion of the accrued but unpaid interest thereon, into preferred stock. The notes were converted at $550.00 per share of Series A Preferred Stock. In addition, the Company sold $516,450 of its Series A Preferred Stock at the same price to a group of accredited investors, including institutions and the Company’s executive officers. Each share of preferred stock is convertible into 1,000 shares of the Company’s common stock at a price per share of $0.55 per share, a 10% premium above the $0.50 closing price of the Company’s common stock on February 29, 2008.

Concurrent with the offering, the Company and Wachovia Bank, N.A., its primary lender, (a) extended the term of the Company’s credit facility from June 30, 2008 to December 31, 2008; and (b) improved the Company’s cash availability under the facility by (i) amending the fixed charge coverage ratio covenant to lower the average excess availability at the end of each calendar month to $1,200,000 for February 2008 and thereafter; and (ii) amending the excess availability covenant to require minimum daily availability of $750,000 after December 31, 2007, subject to a reduction to $500,000 during specified periods.

In addition, on March 5, 2008, the Company provided to Nasdaq its plan to achieve and sustain compliance with the listing requirements of the Nasdaq Capital Market. Since the time of the notice from Nasdaq, the Company has increased its shareholders’ equity by more than $2.5 million as noted above.

Richard E. Gathright, President, commented, “We are extremely pleased with the confidence shown in us by our investors and our principal lender. Their actions have increased shareholders equity and improved our cash availability and liquidity. We are also very excited about the acquisition and business combination opportunities that are before us. We are actively pursuing several of these strategic opportunities, which are aimed at a larger, more diversified, company that would be expected to realize value from the investments made to date. Our management team is fully engaged and poised to bring these new opportunities to fruition.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended December 31, 2007.